Exhibit 10.2
AMENDMENT NUMBER ONE
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, L3Harris has entered into an Asset and Stock Purchase Agreement with RENK AG (“Purchaser”) dated as of March 1, 2021 pursuant to which L3Harris and certain of its subsidiaries are selling to Purchaser, among other assets, certain assets related to L3Harris’ tracked combat vehicle propulsion systems business (such agreement, as it may be amended from time to time, the “Asset and Stock Purchase Agreement”);

WHEREAS, as a result of such sale all “Transferred U.S. Employees” (for all purposes of this Amendment, as such term is defined in the Asset and Stock Purchase Agreement) will cease to be employed by an entity participating in the Plan;

WHEREAS, the Asset and Stock Purchase Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the Asset and Stock Purchase Agreement), each Transferred U.S. Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the Asset and Stock Purchase Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, Special Rules Applying to Divestiture Accounts and Divestiture Participants, is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the Asset and Stock Purchase Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

9.    Divestiture of the Combat Vehicle Propulsion Systems Business

(a) In General. The Company has entered into an Asset and Stock Purchase Agreement with RENK AG dated as of March 1, 2021 pursuant to which the Company and certain of its subsidiaries will sell to RENK AG, among other assets, certain assets related to the Company’s tracked combat vehicle propulsion systems business (such agreement, as it may be amended from time to time, the “Combat Propulsion Asset and Stock Purchase Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the Combat Propulsion Asset and Stock Purchase Agreement), the “Transferred U.S. Employees” (as such term is defined in the Combat Propulsion Asset and Stock Purchase Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 5th day of April, 2021.

/s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits

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